Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Fidelity National Information Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Fee Rate	Amount of registration fee

Equity	Common Stock, par value $0.01 per share (“Common Stock”)

	—Reserved for future issuance under the 2022 Omnibus Incentive Plan	457(c) and 457(h)	27,600,000(3)	$92.83	$2,562,108,000	$0.0000927	$237,507.42

	—Reserved for future issuance under the Employee Stock Purchase Plan	457(c) and 457(h)	5,000,000(4)	$92.83	$464,150,000	$0.0000927	$43,026.71

Total Offering Amounts					$3,026,258,000		$280,534.13

Total Fee Offsets							$0.00

Net Fees Due							$280,534.13

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional securities that may be offered, issued or sold to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions, recapitalization or other similar transactions pursuant to the terms of the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “2022 Omnibus Plan”) and the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (the “ESPP”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sale prices of the Common Stock, as reported on the New York Stock Exchange on July 13, 2022.

(3)	Represents 27,600,000 shares of Common Stock reserved for issuance under the 2022 Omnibus Plan.

(4)	Represents 5,000,000 shares of Common Stock reserved for issuance under the ESPP.